Exhibit 3.1

THIRD AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
EAGLE BULK SHIPPING INC.

Pursuant to the
Marshall Islands Business Corporations Act

Eagle Bulk Shipping Inc. (the “Corporation”), a corporation organized and existing under the Business Corporations Act of 1990, as amended, of the Republic of the Marshall Islands (the “BCA”), does hereby certify as follows:

(1)     The name of the Corporation is Eagle Bulk Shipping Inc. The original articles of incorporation of the Corporation were filed with the office of the Registrar of Corporations of the Republic of the Marshall Islands on March 23, 2005 under the name Eagle Bulk Shipping Inc., and were amended and restated as of June 3, 2005 (the “Amended and Restated Articles of Incorporation”), as further amended as of May 21, 2012, and were amended and restated as of October 15, 2014 (the “Second Amended and Restated Articles of Incorporation”). A Statement of Designations with respect to the Amended and Restated Articles of Incorporation was filed with the office of the Registrar of Corporations of the Republic of the Marshall Islands as of November 12, 2007.

(2)     These Third Amended and Restated Articles of Incorporation were authorized and adopted in accordance with the BCA.

(3)     The Second Amended and Restated Articles of Incorporation, as heretofore amended or supplemented, are hereby replaced in their entirety by these Third Amended and Restated Articles of Incorporation to read in their entirety as follows:

First:                  Name. The name of the Corporation is Eagle Bulk Shipping Inc. (the “Corporation”).

Second:             Registered Agent. The address of the registered office of the Corporation in the Republic of the Marshall Islands is Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960. The name of its registered agent at that address is The Trust Company of the Marshall Islands, Inc.

Third:                Permissible Activities. The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may now or hereafter be organized under the BCA.

Fourth:             (a)    Authorized Capital Stock. The Corporation shall have authority to issue seven hundred and twenty-five million (725,000,000) shares of stock including (i) seven-hundred million (700,000,000) shares of common stock, par value US$.01 per share (the “Common Stock”), and (ii) twenty-five million (25,000,000) shares of preferred stock, par value US$.01 per share, subject to the limitations set forth herein (the “Preferred Stock”).

(b)          Common Stock. The powers, preferences and rights, and the qualifications, limitations and restrictions, of the Common Stock are as follows:

(1)     The powers, preferences and rights of the holders of the Common Stock, and the qualifications, limitations and restrictions thereof, shall be in all respects identical.

(2)     The holders of shares of Common Stock shall not have cumulative voting rights (as defined in Division 7, Section 71(2) of the BCA).

(3)     Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of these Third Amended and Restated Articles of Incorporation, as it may be amended from time to time, holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

(4)     In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, the holders of shares of Common Stock shall be entitled to receive the assets and funds of the Corporation available for distribution after payments to creditors and to the holders of any Preferred Stock of the Corporation that may at the time be outstanding, in proportion to the number of shares held by them, respectively.

(5)     No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.

(c)          Preferred Stock. The Board of Directors is hereby expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions, which shall be filed with the Registrar of Corporations in accordance with Section 35(5) of the BCA; provided that the total shares of Preferred Stock that may be issued by the Corporation shall in no event have an aggregate liquidation preference of more than $300,000,000.00.

(d)     Non-Voting Stock. The Corporation shall not issue any non-voting equity securities as and to the extent prohibited by Section 1123(a)(6) of Chapter 11 Title 11 of the United States Code as in effect on the date of these Third Amended and Restated Articles of Incorporation; provided, however, that the foregoing (i) will not have any further force or effect beyond that required under Section 1123(a)(6), (ii) will have such force and effect only for so long as such 1123(a)(6) is in effect and applicable to the Corporation, and (iii) in all events may be amended or eliminated in accordance with applicable law from time to time in effect.

(e)     Reverse Stock Split. At 5:00 p.m., Eastern Time, on August 4, 2016 (the “Reverse Stock Split Effective Date”), each twenty (20) shares of Common Stock issued and outstanding immediately prior to the Reverse Stock Split Effective Date either issued and outstanding or held by the Corporation as treasury stock shall be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or the holder thereof (the “Reverse Stock Split”); provided that no fractional shares shall be issued to any holder and that in lieu of issuing any such fractional shares, fractional shares resulting from the Reverse Stock Split will be rounded down to the nearest whole share and provided, further, that shareholders who would otherwise be entitled to receive fractional shares because they hold a number of shares not evenly divisible by the ratio of the Reverse Stock Split will receive a cash payment (without interest and subject to applicable withholding taxes) in an amount per share equal to the closing price per share on NASDAQ on the trading day immediately preceding the Reverse Stock Split Effective Date. Each certificate, if any, that immediately prior to the Reverse Stock Split Effective Date represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional shares as described above.

Fifth:     Board of Directors. The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and shareholders:

(a)     The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law or the By-Laws of the Corporation (as in effect from time to time, the “By-Laws”) or by these Third Amended and Restated Articles of Incorporation directed or required to be exercised or done by the shareholders of the Corporation.

(b)     The Board of Directors shall consist of not less than one or more than fifteen (15) members, with the exact number of directors that constitute the entire Board of Directors (such number of directors, irrespective of any vacancies in such authorized directorships, the “Whole Board”) fixed from time to time by resolution adopted by the affirmative vote of a majority of the entire Board of Directors. The number of directors that constitutes the Whole Board shall initially be seven (7).

(c)     The identity of the members of the initial Board of Directors shall be determined pursuant to the Prepackaged Plan of Reorganization of the Corporation pursuant to Chapter 11 of the Bankruptcy Code (including all exhibits and schedules thereto and the plan supplements filed with respect thereto), as confirmed by that certain order, dated September 22, 2014, of the United States Bankruptcy Court for the Southern District of New York (the “Plan of Reorganization”). The term of the initial directors shall terminate on the date of the 2015 annual meeting.

(d)     A director shall hold office until the next annual meeting of shareholders and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

(e)     Subject to the terms of any one or more classes or series of Preferred Stock, any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring on the Board of Directors may be filled by a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy resulting from an increase in the number of directors shall hold office until the next annual meeting of shareholders, but in no case will a decrease in the number of directors shorten the term of any incumbent director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor.

(f)     Except as otherwise required by applicable law and subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, any director or the entire Board of Directors may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of shares representing a majority of the votes entitled to be cast by the holders of all of the then-outstanding shares of Common Stock and any other class or series of capital stock of the Corporation entitled to vote generally in the election of directors (such shares, collectively, the “Voting Stock”).

(g)     Notwithstanding the foregoing, the election, term, removal and filling of vacancies with respect to directors elected separately by the holders of one or more series of Preferred Stock shall not be governed by this Article FIFTH, but rather shall be as provided for in the resolutions adopted by the Board of Directors creating and establishing such series of Preferred Stock, and such directors so elected shall not be divided into classes pursuant to this Article FIFTH unless expressly provided by the terms of such resolutions.

(h)     In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the BCA, these Third Amended and Restated Articles of Incorporation, and any By-Laws adopted by the shareholders; provided, however, that no By-Laws hereafter adopted by the shareholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

Sixth:     Limitation on Liability. No director shall be personally liable to the Corporation or any of its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the BCA as the same exists or may hereafter be amended. If the BCA is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the BCA, as so amended. Any repeal or modification of this Article SIXTH shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

Seventh:     Indemnification. The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, as provided more fully in the By-Laws, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article SEVENTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article SEVENTH to directors and officers of the Corporation.

The rights to indemnification and to the advance of expenses conferred in this Article SEVENTH shall not be exclusive of any other right which any person may have or hereafter acquire under these Third Amended and Restated Articles of Incorporation, the By-Laws, any statute, agreement, vote of shareholders or disinterested directors or otherwise.

Any repeal or modification of this Article SEVENTH shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

Eighth:     Action by Shareholders. Any action required or permitted to be taken by the shareholders of the Corporation may be effected only at a duly called annual or special meeting of the shareholders of the Corporation. Meetings of shareholders may be held within or without the Republic of the Marshall Islands, as the By-Laws may provide. Except as otherwise mandated by law, the ability of shareholders of the Corporation to consent in writing to the taking of any action is hereby specifically denied.

Ninth:     Special Shareholder Meetings. Except as otherwise required by law, special meetings of shareholders of the Corporation for any purpose or purposes may be called at any time only by (i) the Lead Director (if one has been appointed with such powers), (ii) the Chairman of the Board of Directors, (iii) the Board of Directors pursuant to a resolution duly adopted by a majority of the Whole Board (as defined below) which states the purpose or purposes thereof, or (iv) any one or more shareholders who Beneficially Owns (as defined below), in the aggregate, fifteen percent (15%) or more of the aggregate voting power of all then-outstanding shares of Voting Stock. Other than as set forth in clause (iv) of the preceding sentence, any power of the shareholders to call a special meeting of shareholders is hereby specifically denied. The notice of any such special meeting shall include the purpose or purposes for which the meeting is called, and no business other than that stated in the notice of such meeting (or any supplement thereto) shall be transacted at any such special meeting. As used in these Third Amended and Restated Articles of Incorporation, “Beneficially Own” shall have the meaning given to such term in Rule 13d-3 under the U.S. Securities Exchange Act of 1934, as amended, and any Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule.

Tenth:          Books and Records. The books of the Corporation may be kept (subject to any provision contained in the BCA) outside the Republic of the Marshall Islands at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws, and for so long as the corporate headquarters of the Company is located in the United States, the books of the Corporation shall be kept at the corporate headquarters.

Eleventh:  Affiliate Transactions.

(a)     General. Neither the Corporation nor its Subsidiaries or Affiliates shall enter into any Affiliate Transaction or any agreement with respect thereto, unless approval by a majority of the Disinterested Directors on the Board of Directors shall have been obtained with respect to any Affiliate Transaction or series of related Affiliate Transactions that (A) involves any merger, consolidation, share exchange or any other business combination transaction, (B) involves the sale, transfer, disposition or lease of all or substantially of the assets of the Corporation or any of its Subsidiaries, (C) is otherwise required to be submitted to the shareholders of the Corporation for approval pursuant to any applicable law or regulation (including, without limitation, rules or regulations promulgated under applicable securities laws or stock exchange rules), or (D) involves or could reasonably be expected to involve aggregate payments and/or other consideration or value in excess of US$1,000,000.00.

(b)    Certain Definitions. Capitalized terms that are used in this Article ELEVENTH but are not otherwise defined in these Third Amended and Restated Articles of Incorporation shall have the following meanings:

(1)     “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made (including any investment fund the primary investment advisor to which is such person or its Affiliate). For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

(2)     “Affiliate Transaction” shall mean any contract, agreement, transaction or other arrangement (whether written or oral), between the Corporation and/or any of its Subsidiaries or Affiliates, on the one hand, and any Affiliate or Significant Shareholder or any Related Party thereof, on the other hand; provided, however, that this definition shall not include any contract, agreement, transaction or arrangement that is solely between or among the Corporation and/or one or more of its wholly-owned Subsidiaries.

(3)     “Disinterested Directors” shall mean the members of the Board of Directors that were not appointed or nominated by and that are not otherwise Affiliated with or engaged by the Significant Shareholder or Related Party to which such Affiliate Transaction relates; provided, that for purposes of this definition (A) a director shall be considered to be Affiliated with a Significant Shareholder if he or she serves (or served at any time during the 36 months immediately preceding the date of determination) on the board of directors of, or is employed or engaged by (or was employed or engaged by at any time during the 36 months immediately preceding the date of determination), or is otherwise Affiliated with, such Significant Shareholder or any Related Parties of such Significant Shareholder and (B) if applicable, a director shall not be considered to be Affiliated with a Significant Shareholder solely on account of such Significant Shareholder’s participation, as a Majority Consenting Lender (as defined in the Plan of Reorganization), in the selection of such individual as one of the initial directors seated as of the “Effective Date” under the Plan of Reorganization.

(4)     “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or other entity, or government or any agency or political subdivision thereof.

(5)     “Related Fund” means, with respect to any Person, any fund, account or investment vehicle that is controlled or managed by such Person, by any Affiliate of such Person, or, if applicable, by the investment manager (or substantially equivalent role) of such Person.

(6)     “Related Party” shall mean, with respect to any Shareholder, any of its Affiliates or Related Funds, or any portfolio company of any of the foregoing.

(7)     “Shareholder” shall mean any Person who, at the time of determination, Beneficially Owns any outstanding shares of Voting Stock.

(8)     “Significant Shareholder” means any Shareholder who Beneficially Owns a number of shares of Voting Stock that, together with shares of Voting Stock Beneficially Owned by such Shareholder’s Related Parties, represent at least fifteen percent (15%) of the aggregate voting power of all then-outstanding shares of Voting Stock.

(9)     “Subsidiary” shall mean, as to any Person, any other Person in which such first-referenced Person beneficially owns (directly or indirectly) fifty percent (50%) or more of the outstanding voting stock, voting power, partnership interests or similar voting interests.

Twelfth:     By-Laws. In furtherance and not in limitation of the powers conferred upon it by the laws of the Republic of the Marshall Islands, the Board of Directors shall have the power to adopt, amend, alter or repeal the By-Laws. The affirmative vote of at least a majority of the entire Board of Directors shall be required to adopt, amend, alter or repeal the By-Laws. The By-Laws also may be adopted, amended, altered or repealed by the affirmative vote of the holders of shares representing not less than a majority of the total votes entitled to be cast by the total outstanding shares of Voting Stock; provided, however, that any proposed alteration, amendment or repeal of, or the adoption of any By-Law inconsistent with, Sections 3, 9, 14 or 15 of Article II of the By-Laws or Sections 1,2 or 6 of Article III of the By-Laws or Article IX of the By-Laws by the shareholders shall require the affirmative vote of the holders of shares representing not less than sixty-six and two-thirds percent (66 2/3%) of the votes entitled to be cast by the Voting Stock.

Thirteenth:     Exclusive Forum. Unless the Corporation consents in writing to the selection of alternative forum, the U.S. federal courts located in the Southern District of New York or, if such court lacks jurisdiction, the state courts of the State of New York, shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the BCA or (d) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of consented to the provision of this Article THIRTEENTH.

Fourteenth:     Amendments. The Corporation, with the affirmative vote of holders of shares representing not less than a majority of the total votes entitled to be cast by the total outstanding shares of Voting Stock, reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in these Third Amended and Restated Articles of Incorporation in the manner now or hereafter prescribed in these Third Amended and Restated Articles of Incorporation, the By-Laws or the BCA, and all rights, preferences and privileges herein conferred upon shareholders, directors or any other Person are granted subject to such reservation; provided, however, that the affirmative vote of holders of shares representing not less than (a) sixty-six and two-thirds percent (66 2/3%) of the total votes entitled to be cast by the total outstanding shares of Voting Stock shall be required to amend, alter, change or repeal (or to adopt any provision as part of these Third Amended and Restated Articles of Incorporation inconsistent with the purpose and intent of) Articles SIXTH, SEVENTH, EIGHTH, NINTH, TWELFTH, THIRTEENTH of these Third Amended and Restated Articles of Incorporation or this Article FOURTEENTH and (b) seventy-five percent (75%) of the total votes entitled to be cast by the total outstanding shares of Voting Stock shall be required to amend, alter, change or repeal (or to adopt any provision as part of these Third Amended and Restated Articles of Incorporation inconsistent with the purpose and intent of) Article ELEVENTH of these Third Amended and Restated Articles of Incorporation.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Corporation has caused these Third Amended and Restated Articles of Incorporation to be executed on its behalf this      day of August, 2016.

EAGLE BULK SHIPPING INC.

By:	/s/ Gary Vogel
Name:	Gary Vogel
Title:	Chief Executive Officer